Exhibit 10(a)

FPL Group, Inc.

Executive Annual Incentive Plan

Plan Objectives

Section 1.1    Purpose.  The purpose of the Plan is to achieve the following objectives: (i) recognize outstanding performers who have contributed significantly to the Company's success and to the success of such performers' respective business units, (ii) align corporate goals and strategy to executive compensation strategy, and (iii) provide a compensation environment which will attract, retain and motivate key employees of the Company and its subsidiaries and affiliates.

Plan Duration

Section 2.1    Term.  The Plan shall be effective for five (5) consecutive Plan Years beginning on the Effective Date and ending on December 31, 2012.

Definitions

The following definitions shall apply for purposes of this Plan unless a different meaning is clearly indicated by the context:

Section 3.1    "Award" means an award that is (a) described in section 5.1, and (b) calculated under section 7.1.

Section 3.2    "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

Section 3.3    "Base Salary" means, for any Participant for a Plan Year, such Participant's annual rate of base salary as of January 1 of the Plan Year (including any base salary determined within the first ninety (90) days after January 1 of the Plan Year), or, for Participant's whose employment begins after January 1 of the Plan Year, the date on which such Participant's employment begins.

Section 3.4    "Board" means the Board of Directors of the Company.

Section 3.5    "Change of Control" means the first to occur of any of the following events:

a.    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions (collectively, the "Excluded Acquisitions") shall not constitute a Change of Control (it being understood that shares acquired in an Excluded Acquisition may nevertheless be considered in determining whether any subsequent acquisition by such individual, entity or group (other than an Excluded Acquisition) constitutes a Change of Control): (i) any acquisition directly from the Company or any Subsidiary; (ii) any acquisition by the Company or any Subsidiary; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iv) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities; (v) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and/or Outstanding Company Voting Securities beneficially owned by it on such date; or (vi) any acquisition in connection with a Business Combination (as hereinafter defined) which, pursuant to subparagraph (3) below, does not constitute a Change of Control; or

b.    Individuals who, as of the Effective Date constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board; or

c.    Consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a "Business Combination") of the Company or any Subsidiary with any other corporation, in any case with respect to which:

(1)    the Outstanding Company Voting Securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any ultimate parent thereof) more than 55% of the outstanding common stock and of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting or surviving entity (or any ultimate parent thereof); or

(2)    less than a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the "New Board") consists of individuals ("Continuing Directors") who were members of the Incumbent Board (as defined in subparagraph (1) above) immediately prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment to the Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement with the Company or any Subsidiary providing for such Business Combination); or

d.    (i)  Consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, more than 55% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities as the case may be or (ii) shareholder approval of a complete liquidation or dissolution of the Company.

The term "the sale or disposition by the Company of all or substantially all of the assets of the Company" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any Subsidiary (including the stock of any Subsidiary) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The "fair market value of the Company" shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.

Section 3.6    "Code" means the Internal Revenue Code of 1986, as amended, including the corresponding provisions of any succeeding law.

Section 3.7    "Company" means FPL Group, Inc., a corporation organized and existing under the laws of the State of Florida, and any successor thereto. Where the context requires, "Company" shall also include all direct and indirect subsidiaries of FPL Group, Inc.

Section 3.8    "Corporate Performance Objectives" means for any Plan Year one or more objective performance objectives selected and established by the Committee in accordance with the requirements of Article VI of the Plan.

Section 3.9    "Committee" means a committee consisting of those members of the Compensation Committee of the Company who are outside directors as defined in section 162(m) of the Code or such other committee consisting of outside directors as defined in section 162(m) of the Code as the Board may appoint to serve as the Committee. The Committee shall at all times consist of at least two members who are outside directors as defined in section 162(m) of the Code. To the extent of the delegation set forth in Section 8.3 hereof, references in this Plan or any instrument issued in relation to this Plan to the Committee shall be deemed to be references to the Committee's delegate.

Section 3.10    "Disability" shall, for purposes of determining the vesting of an Award, be considered to exist at the Participant's termination of employment if, on such date, the Participant is suffering from a medical condition which qualifies him (or would, if he were a participant in such plan and upon completion of any applicable waiting or elimination period, qualify him) for benefits under the FPL Group Long Term Disability Plan for Executives at the time the Award is made.

Section 3.11    "Discharge for Cause" means termination of employment (a) upon the finding of the Committee of an intentional failure to perform stated duties, breach of a fiduciary duty involving personal dishonesty which results in material loss to the Company or one of its affiliates, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease-and-desist order which results in material loss to the Company or one of its affiliates or (b) pursuant to the provisions of any written employment agreement between the Participant and his employer governing discharge for cause.

Section 3.12    "Effective Date" means January 1, 2008, subject to approval by the Company's shareholders at the annual meeting of shareholders held in 2008, or any adjournment or postponement thereof.

Section 3.13    "Employee" means any individual employed by the Company as an employee, but does not mean an individual who renders service solely as a director or independent contractor.

Section 3.14    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

Section 3.15    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including the corresponding provisions of any succeeding law.

Section 3.16    "GAAP" means generally accepted accounting principles, as amended from time to time and applied in preparing the financial statements of the Company.

Section 3.17    "Good Reason" means (i) a material diminution in base salary, authority, duties or responsibilities, or (ii) a material change (more than 100 miles) in the geographic location where the Participant is employed, provided that the Participant has given notice to the Company of the existence of these conditions within ninety (90) days of the initial existence of the conditions and the Company has been given at least thirty (30) days to cure the conditions.

Section 3.18 "Participant" means an Employee who is selected by the Committee as eligible to participate in the Plan for a Plan Year.

Section 3.19    "Plan" means the FPL Group, Inc. Executive Annual Incentive Plan

Section 3.20    "Plan Year" means the calendar year.

Section 3.21    "Retirement" means, with respect to any Employee, voluntary or involuntary termination of employment (other than a Discharge for Cause) occurring at or after the Employee's sixty-fifth (65th) birthday, or, with the consent of the Committee, prior to such date.

Section 3.22    "Section 162(m) Employee" means at any date (i) any individual who, with respect to the previous taxable year of the Company, was a "covered employee" of the Company within the meaning of section 162(m) of the Code, as hereinafter defined; provided, however, that the term "Section 162(m) Employee" shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a "covered employee" with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a "covered employee" with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

Section 3.23    "Taxable Year" means the taxable year of the Company for federal income tax purposes.

Eligibility And Participation; Termination of Participation

Section 4.1    Eligibility.  The Committee shall annually select the individual Employees, if any, eligible for participation in the Plan, who shall be key employees of the Company and its subsidiaries and affiliates.

Section 4.2    Participation. An Employee who holds or assumes an eligible position shall be a Participant for a Plan Year only if selected by the Committee to participate in the Plan for the Plan Year. An Employee who holds an eligible position on the first day of a Plan Year, or who is hired, transferred or promoted into an eligible position during the first two (2) months of the Plan Year, may participate in the Plan for that Plan Year only if selected for participation during the first ninety (90) days of the Plan Year. An Employee who is hired, transferred or promoted into an eligible position after the first two (2) months of the Plan Year may participate for the Plan Year only if selected to participate within thirty (30) days after assuming an eligible position; provided, however, that in no event shall a person who is a Section 162(m) Employee be added to the Plan for any Plan Year after the close of the eighth month of the Plan Year. An Employee who is hired, transferred or promoted into an eligible position during a Plan Year and selected to participate in the Plan for that Plan Year shall, in the discretion of the Committee, receive a prorated award for that Plan Year unless the Committee determines otherwise.

Section 4.3    Termination of Employment - Change of Control. Unless otherwise provided in this Plan, in the specific terms of an Award, or in the provisions of a written employment or change of control/retention agreement between the Company and the Participant, a Participant who terminates employment with the Company on or after the effective date of a Change of Control shall be eligible for a prorated Award for the Plan Year in which the Change of Control occurs, provided that his termination was not (i) a Discharge for Cause or (ii) voluntary without Good Reason. If a prorated Award is paid out under this section 4.3, the amount of such Award shall be calculated and paid after the end of the Plan Year at the same time as other Awards for that Plan Year are paid, provided that in no event shall the amount of such Award prior to proration be less than the amount paid to such Participant under this Plan for the preceding Plan Year.

Section 4.4    Other Terminations. Unless otherwise provided in the specific terms of an Award, or in the provisions of a written employment or change of control/retention agreement between the Company and the Participant, the Committee shall have the authority to determine whether a Participant who ceases employment prior to the end of a Plan Year, whether by reason of Retirement, Death, Disability or otherwise, is eligible to receive a prorated Award for that Plan Year; provided, however, that following the occurrence of a Change of Control, the Committee may not exercise its authority to deny a prorated Award to any Participant unless such Participant's termination of employment is (i) a Discharge for Cause or (ii) voluntary without Good Reason. In the event that the Committee determines that a Participant who otherwise ceases employment prior to the end of a Plan Year is eligible to receive a prorated Award for that Plan Year, the amount of such Award shall be calculated and paid after the end of the Plan Year at the same time as other Awards for that Plan Year are paid.

Section 4.5    Prorated Awards. Prorated awards shall be calculated by dividing the applicable annual Award by twelve (12) and multiplying the result by the number of months of the Participant's service during the Plan Year, rounded to the next lowest whole month.

Award Opportunity

Section 5.1    Target Awards. For each Plan Year, the Committee shall establish a target Award opportunity for each Participant. The target Award opportunity for each Plan Year shall be a percentage of the Participant's Base Salary for the Plan Year or a specific dollar amount that may be earned upon the achievement of prescribed performance objectives.

Section 5.2    Alternate Award Opportunity Levels. In addition to a target Award opportunity, the Committee may, in its discretion, establish Award opportunity levels for degrees of attainment that are above or below target levels of achievement.

Section 5.3    Maximum Award Opportunity Level. In no event shall the maximum Award opportunity, or the Award actually paid, to any Participant for any Plan Year exceed Five Million Dollars ($5,000,000).

Establishment Of Performance Objectives

Section 6.1    Corporate Performance Objectives.

(a)    Not later than a date which is within the first ninety (90) days of each Plan Year, the Committee shall establish one or more specific Corporate Performance Objectives for such Plan Year, including target levels and, if deemed appropriate by the Committee, one or more threshold, above target or other enhanced or reduced achievement levels associated with each Corporate Performance Objective. If the Committee adds a Participant to the Plan for a Plan Year after initially establishing the award opportunities and Corporate Performance Objectives for the Plan Year, it shall establish the Corporate Performance Objectives applicable to the new Participant within thirty (30) days after adding the Participant to the Plan. The Corporate Performance Objectives for a Plan Year shall be based on one or more of the following criteria:

(i)	Adjusted earnings,
(ii)	Return on equity,
(iii)	Earnings per share growth,
(iv)	Basic earnings per common share,
(v)	Diluted earnings per common share,
(vi)	Adjusted earnings per share,
(vii)	Net income,
(viii)	Adjusted earnings before interest and taxes,
(ix)	Earnings before interest, taxes, depreciation and amortization,
(x)	Operating cash flow,
(xi)	O&M expense,
(xii)	Total shareholder return,
(xiii)	Operating income,
(xiv)

Strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetration, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management,

(xv)	Customer satisfaction, as measured by, among other things, one or more of: service cost, service levels, responsiveness, business value, and residential value,
(xvi)	Environmental, including, among other things, one or more of: improvement in, or attainment of, emissions levels, project completion milestones, and prevention of significant environmental violations,
(xvii)	Share price,
(xviii)

Production measures, consisting of, among other things, one or more of: capacity utilization, generating equivalent availability, production cost, fossil generation activity, generating capacity factor, Institute of Nuclear Power Operation (INPO) Index performance, and World Association of Nuclear Operators (WANO) Index performance,

(xix)	Bad debt expense,
(xx)	Service reliability,
(xxi)	Quality,
(xxii)	Improvement in, or attainment of, expense levels, including, among other things, one or more of: operations and maintenance expense, capital expenditures, and total expenditures,
(xxiii)	Budget achievement,
(xxiv)	Health and safety, as measured by, among other things, one or more of: recordable case rate and severity rate,
(xxv)

Reliability, as measured by, among other things, one or more of: outage frequency, outage duration, frequency of momentary interruptions, average frequency of customer interruptions, and average number of momentary interruptions per customer,

(xxvi)	Ethics and compliance with applicable laws, regulations, and professional standards,
(xxvii)	Risk management,
(xxviii)	Workforce quality, as measured by, among other things, one or more of: diversity measures, talent and leadership development, workforce hiring, and employee satisfaction,
(xxix)	Cost recovery,
(xxx)	Any combination of the foregoing.

The Corporate Performance Objectives may be expressed on an absolute and/or relative basis, or a before- or after-tax basis, or a consolidated or business-unit basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies and may include or exclude any or all extraordinary, non-core, non-operating or non-recurring items, or such other items as the Committee may determine.

(b)    Those Corporate Performance Objectives which have meanings ascribed to them by GAAP shall have the meanings assigned to them under GAAP as in effect and applied to the Company on the date on which the Corporate Performance Objectives are established, without giving effect to any subsequent changes in GAAP, unless the Committee specifically provides otherwise when it establishes the Corporate Performance Objectives.

Section 6.2    Award Matrix, Formula or Methodology. The Committee shall assign a percentage weight to each Corporate Performance Objective established by the Committee for each Plan Year. The weight assigned to any Corporate Performance Objectives which are not established in any Plan Year shall be zero, and the aggregate weight assigned to all Corporate Performance Objectives established by the Committee for any Plan Year shall equal one hundred percent (100%). The Committee may assign different weightings to Corporate Performance Objectives for each Participant or for classes of Participants. The Committee shall establish a matrix, formula or other methodology which shall set forth or otherwise define the relationship between the Corporate Performance Objectives, the target and other applicable performance levels with respect thereto, the weighting of such Corporate Performance Objectives, if any, and the corresponding award opportunity for each Participant.

Section 6.3    Adjustments. Under normal business conditions, once established for a Plan Year as provided herein, Corporate Performance Objectives shall not be subject to revision or alteration. However, unusual conditions may warrant a reexamination of such criteria. Such conditions may include, but not be limited to, a Change of Control, declaration and distribution of stock dividends or stock splits, mergers, consolidation or reorganizations, acquisitions or dispositions of material business units, or infrequently occurring or extraordinary gains or losses. In the event the Committee determines that, upon reexamination, alteration of the Corporate Performance Objectives is appropriate, the Committee shall reestablish the Corporate Performance Objectives to maintain as closely as possible the previously established expected level of overall performance of the Participants, taken as a whole, as is practicable. Notwithstanding the foregoing, any adjustments to the award opportunities or Corporate Performance Objectives applicable to a Section 162(m) Employee for a Plan Year shall conform to the requirements of section 162(m) of the Code and the regulations promulgated pursuant thereto.

Section 6.4    Other Discretionary Adjustments. The Committee may, in its sole and absolute discretion, determine to adjust the amount of an Award computed by applying the award matrix, formula or methodology contemplated by section 6.2 for any or all Participants if it determines that prevailing circumstances (including but not limited to, the subjective appraisal of the Participant's performance for the Plan Year) warrant; provided, however, that in the case of Section 162(m) Employees, any such adjustment shall result in a reduced payment.

Section 6.5    Repayment Provision.   Notwithstanding the foregoing, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, the Committee, in its sole and absolute discretion, may require any Participant to reimburse the Company for all or any portion of an Award paid on the basis of the misstated results.

Determination And Payment Of Awards

Section 7.1    Certification of Corporate Performance Objectives. As promptly as practicable, but in any event within seventy-five (75) days after the end of each Plan Year, the Committee shall certify the performance of the Company relative to the Corporate Performance Objective or Objectives established for Participants. Each Participant's Award shall be determined by multiplying either (i) the Participant's Base Salary for the Plan Year multiplied by such Participant's target Award opportunity established as a percentage of the Participant's Base Salary for the Plan Year pursuant to section 5.1 hereof or (ii) the specific dollar amount established as the Participant's target Award opportunity pursuant to section 5.1 hereof, by the percentage or ordinal "score" determined by applying the matrix, formula or methodology established pursuant to sections 6.2 and 6.3 of the Plan, adjusted, if applicable, to take into account such subjective and objective factors as the Committee deems appropriate, including, but not limited to, the extent to which Participant's overall individual performance met expectations. Awards under the Plan shall be paid as soon as practicable following the end of the Plan Year but in no event later than March 15 of the year immediately following the Plan Year.

Section 7.2    Form of Award Payment. Unless the Committee otherwise determines, Awards shall be payable in cash. If the Committee so determines, Awards shall be payable (or may, in the Participant's discretion, be payable), in whole or in part, by issuing shares of the Company's common stock, par value $.01 per share ("Common Stock"), in accordance with, and subject to the terms and conditions of, the Company's Amended and Restated Long Term Incentive Plan, as such plan may from time to time be amended, or any equity compensation plan adopted by the Company as a successor plan thereto (collectively, the "LTIP"), which Common Stock shall have a fair market value (determined as set forth in the LTIP) on the date the Award is determined substantially equivalent to, but in no event greater than, the Award (or portion thereof to be paid in Common Stock) determined in accordance with Section 7.1 hereof.

Section 7.3    Deferral of Awards. In lieu of receiving a cash payment in respect of Awards payable under the Plan, Participants may elect to defer Awards pursuant to the terms of the FPL Group, Inc. Deferred Compensation Plan if such plan is then adopted and in effect.

Administration

Section 8.1    Committee. The Plan shall be administered by the Committee.

Section 8.2    Committee Action. The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the Secretary of the Committee, by two (2) members of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

Section 8.3    Committee Responsibilities. Subject to the terms and conditions of the Plan and such limitations as may be imposed by the Board, the Committee shall have plenary authority and responsibility for the management and administration of the Plan and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority:

a.    to interpret and construe the Plan, and to determine all questions that may arise under the Plan as to eligibility for participation in the Plan;

b.    to adopt rules and regulations for the operation and administration of the Plan; and

c.    to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.

The Committee may delegate to one or more of its members or to one or more executive officers of the Company the authority to take any action or exercise any discretion required or permitted to be taken or exercised by the Committee with respect to any Employee or Participant other than the Company's Chief Executive Officer or any Section 162(m) Employee. Action taken or discretion exercised pursuant to such delegated authority shall be reported to the Committee. To the extent of any such delegation, references in the Plan or any instrument issued in relation to the Plan shall be deemed to be references to the Committee's delegate.

Amendment And Termination

Section 9.1    Amendment. The Board may amend or revise the Plan in whole or in part at any time; provided, however, that to the extent required to comply with section 162(m) of the Code, no such amendment or revision shall be effective if it amends a material term of the Plan unless approved by the requisite vote of shareholders.

Section 9.2    Termination. The Board may suspend or terminate the Plan in whole or in part at any time by giving written notice of such suspension or termination to the Committee.

Miscellaneous

Section 10.1    No Right to Continued Employment. Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board or the Committee with respect to the Plan shall be held or construed to confer upon any Participant any right to continuation of his or her position as an Employee. The Company reserves the right to dismiss any Participant or otherwise deal with any Participant to the same extent as though the Plan had not been adopted.

Section 10.2    Non-Alienation of Benefits. Except as may otherwise be required by law, no distribution or payment under the Plan to any Participant, former Participant or beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any Participant, former Participant or beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such distribution or payment, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment or may hold or cause to be held or applied to such distribution or payment, or any part thereof, to or for the benefit of such Participant, former Participant or beneficiary, in such manner as the Committee shall direct; provided, however, that no such action by the Committee shall cause the acceleration or deferral of any benefit payments from the date on which such payments are scheduled to be made.

Section 10.3    No Effect Prior to Shareholder Approval. The Plan shall become effective on January 1, 2008 only if approved by the requisite vote of shareholders at the annual meeting of shareholders held in 2008. Awards established under the Plan prior to such shareholder approval are established contingent on obtaining such approval. If such approval is not obtained such Awards shall be of no force or effect.

Section 10.4    Status of Plan Under ERISA. The Plan is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of ERISA. The Plan is not intended to comply with the requirements of section 401(a) of the Code or to be subject to Parts 2, 3 and 4 of Title I of ERISA. The Plan shall be administered and construed so as to effectuate this intent.

Section 10.5    Construction and Language. Wherever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and the masculine gender may be read as referring equally to the feminine gender or the neuter.

Section 10.6    Governing Law. The Plan shall be construed, administered and enforced according to the laws of the State of Florida, without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts having jurisdiction in Palm Beach County, Florida shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan or in any way relating to the rights or obligations of any person under, or the acts or omissions of the Company, the Board, the Committee or any duly authorized person acting in their behalf in relation to the Plan. By participating in this Plan, the Participant, for himself and any other person claiming any rights under the Plan through him, agrees to submit himself, and any such legal action described herein that he shall bring, to the sole jurisdiction of such courts for the adjudication and resolution of such disputes.

Section 10.7    Headings. The headings of Articles and sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

Section 10.8    Withholding. Payments from this Plan shall be subject to all applicable federal, state and local withholding taxes.

Section 10.9    Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party: (a) if to the Committee: FPL Group, Inc., 700 Universe Boulevard, Juno Beach, FL 33408, Attention: Vice President, Human Resources; and (b) if to a Participant: to the Participant's address as shown in the Company's records.

Section 10.10    Severability. A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 10.11    Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 10.12    Successors and Assigns. The provisions of the Plan will inure to the benefit of and be binding upon the Participants and their respective legal representatives and testate or intestate distributees, and the Company and its respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.

Section 10.13    Compliance with Section 409A of the Code. The Plan and the Awards made hereunder are intended to be exempt from Section 409A of the Code and the regulations thereunder as "short-term deferrals." To the extent that the Plan is construed to be a non-qualified deferred compensation plan described in Section 409A of the Code, the Plan and any grant instruments shall be operated, administered and construed so as to comply with the requirements of Section 409A of the Code. The Plan and any Award Agreements shall be subject to amendment, with or without advance notice to Participants and other interested parties, and on a prospective or retroactive basis, including, but not limited to, amendment in a manner that adversely affects the rights of Participants and other interested parties, to the extent necessary to effect compliance with Section 409A of the Code.

Amended and Restated December 12, 2008